Exhibit 3.49
ARTICLES OF INCORPORATION OF
CLUB SUNTERRA, INC.
ARTICLE I
     The name of the corporation is Club Sunterra, Inc. The duration of the corporation is perpetual.
ARTICLE II
     The total number of shares of stock which the corporation has authority to issue One Thousand (1,000) shares of capital stock, $.01 per value, all of which shall be designated as “Common Stock”. Shares of the Common Stock shall have unlimited voting rights and shall be entitled to receive all of the net assets of the corporation upon liquidation or dissolution.
ARTICLE III
     The initial registered office of the corporation is 1200 S. Pine Island Road, Plantation, Florida 33324, and the initial registered agent for the corporation at such address is CT Corporation System.
ARTICLE IV
     The incorporator is Scott L. Podvin, 1781 Park Center Drive, Orlando, Florida 32835.
ARTICLE V
     The mailing address of the initial principal office of the corporation is 1781 Park Center Drive, Orlando, Florida 32835.
ARTICLE VI
     The initial Board of Directors shall consist of six (6) members, whose names and address are as follows:

Steven C. Kenninger	Charles C. Frey	Peter J. Shoobridge
5933 W. Century Blvd.	1781 Park Center Dr.	1781 Park Center Dr.
Los Angeles, CA 90045	Orlando, FL 32835	Orlando, FL 32835

Andrew J. Hutton	Genevieve Giannoni
1875 Grant Street, Ste 650	1781 Park Center Drive
San Mateo, CA 94402	Orlando, FL 32835
ARTICLE VII
     A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 607.0834, Florida Business Corporation Act, or for any transaction from which the director derived an improper personal benefit.
ARTICLE VIII
     Any action required by law or by the Articles of Incorporation or By-laws of the Corporation to be taken at a meeting of the shareholders of the corporation and any action which may be taken at a meeting of the shareholders may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by persons entitled to vote at a meeting those shares having sufficient voting power not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted, provided that action by less than unanimous written consent may not be taken with respect to any election of directors as to which shareholders would be entitled to cumulative voting. No such written consent shall be effective unless the consenting shareholder has been furnished the same material that would have been required to be sent to shareholders in a notice of meeting at which the proposed action would have been submitted to the shareholders, or unless the consent includes an express waiver of the right to receive the material. Notice of such action without a meeting by less than unanimous written consent shall be given within ten (10) days of the taking of such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.
     IN WITNESS WHEREOF, the undersigned does hereby execute these Articles of Incorporation.

/s/ Scott L. Podvin
Scott L. Podvin, Incorporator

     I,                                                               as a representative of CT Corporation System, and as so duly authorized and familiar with and hereby accept the duties and responsibilities as registered agent for Club Sunterra, Inc.

Registered Agent

ACCEPTANCE BY THE REGISTERED AGENT AS REQUIRED IN SECTION 607.0501 (3) F.S.: C T CORPORATION SYSTEM IS FAMILIAR WITH AND ACCEPTS THE OBLIGATIONS PROVIDED FOR IN SECTION 607.0505.

C T CORPORATION SYSTEM
DATED April 14, 1998.	BY	/s/ William Bradford, Jr.
William Bradford, Jr. (TYPE NAME OF OFFICER)

Vice President (TITLE OF OFFICER)

Articles of Amendment
to
Articles of Incorporation
of

Club Sunterra, Inc.
(Name of corporation as currently filed with the Florida Dept. of State)

P98000035449
(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:
NEW CORPORATE NAME (if changing):
Diamond Resorts International Club, Inc.

(must contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or “Co.”)
AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

(Attach additional pages if necessary)
If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)
N/A

(continued)

The date of each amendment(s) adoption: October 17, 2007
Effective date if applicable:
                                                     (no more than 90 days after amendment file date)
Adoption of Amendment(s) (CHECK ONE)
☑	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendments(s):

“The number of votes cast for the amendment(s) was/were sufficient for approval by .” (voting group)

☐	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.
Signed this 17th day of October, 2007.

Signature	/s/ Frederick C. Bauman
(By a director, president or other officer — if directors or officers have not been selected, by an incorporator — if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Frederick C. Bauman
(Typed or printed name of person signing)

Vice President
(Title of person signing)

FILING FEE: $35